INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Wendy Watkins (507) 437-5345 media@hormel.com

HORMEL FOODS ANNOUNCES RECORD FIRST QUARTER RESULTS AND INCREASES GUIDANCE DUE TO TAX REFORM

Company Plans to Invest a Portion of the Tax Savings to Drive Profitable Growth

AUSTIN, Minn. (February 22, 2018) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the first quarter of fiscal 2018. All earnings per share estimates assume a fiscal 2018 full year tax rate of 17.5 - 20.5 percent.

EXECUTIVE SUMMARY

•	Record diluted earnings per share of $0.56, up 27% from 2017 EPS of $0.44

•	Sales of $2.3 billion, up 2%; Organic net sales[1] up 1%

•	Volume of 1.2 billion lbs., down 4%; Organic volume[1] down 2%

•	Cash flow from operations of $304 million, up 56%

•	Operating margin of 13.2%

•	First quarter earnings benefited from $63 million, or EPS of $0.12, in one-time tax events

•	The lower statutory tax rate will provide approximately $110 to $140 million in additional cash flow in fiscal 2018

•	Fiscal 2018 effective tax rate guidance reduced to 17.5 - 20.5 percent from 32.3 - 33.3 percent due to U.S. corporate tax reform

•	Fiscal 2018 earnings guidance raised to $1.81 to $1.95 per share from $1.62 to $1.72 per share

COMMENTARY
“We are pleased to report a strong quarter of earnings growth. In addition to the benefit from tax reform, Grocery Products delivered excellent earnings growth which was partially offset by continued challenges at Jennie-O Turkey Store and higher-than-expected freight costs," said Jim Snee, chairman of the board, president, and chief executive officer. "This quarter we also completed the strategic acquisition of Columbus Craft Meats. The Columbus® brand is on-trend with today's consumer and meaningfully changes our presence in the deli while helping us become a broader food company. Tax reform had a positive impact on our business, and the additional funds will allow us to invest in profitable growth, invest in our employees and communities, and return cash back to shareholders," Snee said.

"For the quarter, Grocery Products, Refrigerated Foods, and International met our expectations. Organic sales growth was led by many key brands including retail sales of Hormel® Black Label® bacon, Wholly Guacamole® dips, Muscle Milk® protein beverages, and SPAM® products in addition to foodservice sales of Hormel® Bacon 1TM fully cooked bacon and Hormel® Fire BraisedTM meats."

"We recently announced the creation of a new deli division in Refrigerated Foods which will consolidate all our deli businesses across the enterprise including Columbus Craft Meats, the Jennie-O Turkey Store deli division, the Hormel® and Di Lusso® deli brands, and Hormel Gatherings® party trays. This new deli organization will help retailers drive growth in this on-trend and growing category with an unmatched array of innovative solutions. Our new deli division represents almost $1 billion in annual sales and will be the Company's next growth engine."

IMPACT OF THE TAX CUTS AND JOBS ACT
Investment for Growth
“Tax reform will have a clear benefit to all Hormel Foods stakeholders - our shareholders, our employees, and the communities in which we operate. The ongoing cash tax benefit will provide additional funds, allowing us to accelerate the growth of our business. We intend to make additional strategic, disciplined capital investments into innovation, technology, and automation which will improve our operating efficiencies and enhance margins. We also plan to invest a portion of the tax benefit back into our business to drive incremental sales and earnings growth. Our priorities are to invest in growing key domestic brands such as Jennie-O®, Hormel® Pepperoni®, Skippy®, Muscle Milk®, and our new plant-based protein brand Evolve®."

Investing in Our Employees and Communities
"In addition to awarding our over 20,000 employees stock options, we will raise our starting wage for all employees to $13 per hour by the end of fiscal 2018 and to $14 per hour by the end of fiscal 2020. We also pledged an additional $25 million in donations over the next five years as supporting our communities through product and monetary donations is important to us."

Returning Cash to Shareholders
"Our unwavering commitment to returning cash back to our shareholders in the form of consistent dividend increases and share buybacks will not change. With 52 consecutive years of dividend increases, we are an S&P 500 Dividend Aristocrat and we intend to continue that track record."

Financial Impact
The passage of The Tax Cuts and Jobs Act in December 2017 lowered the Company's long-term effective tax rate. In the first quarter, the Company recorded a one-time non-cash tax benefit of $68 million related to revaluing deferred tax liabilities and a $5 million charge related to mandatory repatriation tax. The one-time tax events and reduction in the federal statutory tax rate were the main drivers of the Company's first quarter effective tax rate of 0.6 percent versus 33.7 percent last year.

For fiscal 2018, the Company expects an effective tax rate of between 17.5 to 20.5 percent compared to original guidance of 32.3 to 33.3 percent. The change is due primarily to the decrease in the statutory tax rate, one-time discrete tax events, and the adoption of new accounting standards related to stock compensation. The full year cash flow benefit is expected to be between $100 - $140 million. For Fiscal 2019 and beyond, the Company expects an effective tax rate of between 21.5 to 24.5 percent.

SEGMENT HIGHLIGHTS – FIRST QUARTER

Grocery Products

•Volume down 1%
•Net sales up 1%
•Segment profit up 8%

Beginning this quarter, the Specialty Foods segment was merged with, and is reported in, the Grocery Products segment. Strong sales growth from Wholly Guacamole® dips, Muscle Milk® protein products, Hormel® Compleats® microwave meals, Herdez® salsas, and the SPAM® family of products more than offset declines from our contract manufacturing business. CytoSport posted volume and sales gains with Muscle Milk® and Evolve® protein products delivering strong double-digit sales increases. Segment profit increased due to strong earnings growth from the Wholly Guacamole® and Herdez® brands and a one-time tax gain in our MegaMex joint venture; lower selling, general and administrative expenses; and improved earnings from our Justin's® and Skippy®nut butter brands.

Refrigerated Foods

•Volume down 8%; Organic volume1 down 1%
• Net sales up 5%; Organic net sales1 up 4%
•Segment profit down 18%

Sales increases were related to the inclusion of Columbus and Fontanini but were partially offset by the divestiture of the Farmer John business. Foodservice sales of Hormel® Bacon 1TM fully cooked bacon and Hormel® pizza toppings and retail sales of Hormel® Black Label® bacon and Applegate® natural and organic products contributed to the organic sales growth. Segment profit declined due to one-time transaction costs of two cents EPS for the Columbus acquisition, the divestiture of the Farmer John business representing one cent EPS, and increased freight expenses. Harvest volumes decreased by 17 percent due to the divestiture of Farmer John and harvest reductions in our Midwest production facilities. Hog markets were higher than last year but in line with expectations.

Jennie-O Turkey Store

•Volume down 4%
•Net sales down 7%
•Segment profit down 27%

Volume and sales declines were due primarily to lower harvest volumes and lower turkey commodity prices as a result of continued oversupply of turkeys in the industry and excess meat in cold storage. Sales declines of whole birds were partially offset by increased retail sales, led by Jennie-O® lean ground turkey and Jennie-O® Oven Ready® products. Segment profit decreased as a result of lower profits from whole bird and commodity sales, and increased freight expenses. Lower selling, general, and administrative expenses offset a portion of the earnings decline. Feed costs were flat to last year and in line with expectations. Commodity turkey breast markets remain at multi-year lows, and inventories continue to be elevated. Commodity markets for whole birds were significantly below last year and below our expectations.

International & Other

•Volume up 14%; Organic volume1 down 3%
•Net sales up 19%; Organic net sales1 up 2%
•Segment profit down 3%

International sales increased due to the addition of sales by the Ceratti business in Brazil, increased export sales, and strong results in China. Earnings decreased as higher costs of goods for exports were partially offset by the inclusion of the Ceratti business and improving profitability in China due to lower raw material costs.

SELECTED FINANCIAL DETAILS
The Company will webcast a presentation of first quarter earnings at the Consumer Analyst Group of New York conference on February 22, 2018, in lieu of an earnings conference call. As such, incremental commentary relating to the financial statements is provided.

Income Statement

•	Advertising expenses were $40 million compared to $52 million. The decrease is related to timing. Full year advertising expenses are expected to increase by more than 20 percent.

•	Selling, general and administrative expenses increased due to transaction costs of two cents EPS related to the Columbus Craft Meats acquisition.

•
Operating margin was 13.2% compared to 15.6%. Higher hog costs, one-time transaction expenses related to the Columbus acquisition, and increased freight expenses were the primary contributors to the operating margin decline.

Cash Flow Statement

•	Working capital decreased to $625 million, primarily related to an increase in short-term debt and lower accounts receivable.

•
Capital expenditures were $54 million compared to $38 million last year. Full year capital expenditures are expected to total $425 million. Key projects include bacon capacity increases in our Wichita, Kans., facility, a new whole bird facility in Melrose, Minn., modernization of the Austin, Minn., plant, and projects designed to increase value-added capacity.

•	Depreciation and amortization expense was $39 million compared to $31 million last year. Full year expenses are expected to be approximately $145 million.

•	Share repurchases totaled $25 million, representing 0.7 million shares purchased.

•	The Company paid its 358th consecutive quarterly dividend at the annual rate of $0.75 per share, a 10 percent increase over the prior year.

Balance Sheet

•	Cash on hand decreased to $386 million as a result of the Columbus Craft Meats acquisition.

•
Total debt increased to approximately $880 million as a result of the Columbus Craft Meats acquisition. The debt is split between short-term borrowings of $255 million and long-term borrowings of $625 million.

•	The Company remains in a strong financial position to fund any other capital needs.

OUTLOOK
"Fiscal 2018 brings both opportunities and challenges," Snee said. "Tax reform will have a clear benefit and allow us to increase investments into our business to drive long-term profitable growth. We continue to build earnings power through our three recent strategic acquisitions and increased capital investments for value-added capacity. While our expectations for Grocery Products, Refrigerated Foods and International have not changed, we project a slower-than-expected recovery at Jennie-O Turkey Store as we continue to work through a difficult operating environment in the turkey industry. Freight costs will continue to be a headwind for the balance of the year and we are working to mitigate the impact through long-term sustainable solutions across our entire supply chain."

"Taking all factors into consideration, we are increasing our earnings guidance to $1.81 - $1.95 per share while leaving our sales guidance unchanged. Our plan remains back-half weighted aided by acquisitions, innovation, and cost efficiencies."

	Revised Outlook	Original Outlook
Net Sales Guidance (in billions)	$9.70 - $10.10	$9.70 - $10.10
Earnings per Share Guidance	$1.81 - $1.95	$1.62 - $1.72

PRESENTATION

The Company's presentation of its first quarter earnings at the Consumer Analyst Group of New York conference will be webcast live at 5:00 p.m. ET on Thursday, February 22, 2018. Access is available at www.hormelfoods.com. The webcast replay will be available at 6:00 a.m. CT, Friday, February 23, 2018, and will remain on our website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include Skippy®, SPAM®, Hormel® Natural Choice®, Columbus®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the ninth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™
- focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors which appear on pages 31 - 35 in the Company’s 2017 annual report, which can be accessed at www.hormelfoods.com under “Investors - Filings & Reports - Annual Reports & Proxy Statements.”

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors additional information to facilitate the comparison of past and present operations. The company believes these non-GAAP financial measurements provide useful information to investors because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

Organic net sales and organic volume are defined as net sales and volume excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the acquisition of Columbus Craft Meats (November 2017), the acquisition of Fontanini Italian Meats and Sausages (August 2017), and the divestiture of Farmer John (January 2017) in Refrigerated Foods and the acquisition of Ceratti (August 2017) in International. The tables below show the calculations to reconcile from the non-GAAP adjusted measures to the GAAP measures in the first quarter of fiscal 2018 and fiscal 2017.

NON-GAAP1 VOLUME AND SALES DATA

1st Quarter
Volume (lbs.)	FY 2018			FY 2017
(in thousands)	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Divestitures	Organic (Non-GAAP)	Organic % change
Grocery Products	334,217		334,217	338,792		338,792	(1.4)
Refrigerated Foods	562,495	(31,660)	530,835	614,425	(80,454)	533,971	(0.6)
Jennie-O Turkey Store	208,431		208,431	216,643		216,643	(3.8)
International & Other	85,449	(12,833)	72,616	75,049		75,049	(3.2)
Total Volume	1,190,592	(44,493)	1,146,099	1,244,909	(80,454)	1,164,455	(1.6)

Net Sales	FY 2018			FY 2017
(in thousands)	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Divestitures	Organic (Non-GAAP)	Organic % change
Grocery Products	$613,870		$613,870	$610,374		$610,374	0.6
Refrigerated Foods	1,176,456	(111,017)	1,065,439	1,123,039	(100,231)	1,022,808	4.2
Jennie-O Turkey Store	390,648		390,648	420,989		420,989	(7.2)
International & Other	150,319	(21,855)	128,464	125,825		125,825	2.1
Total Net Sales	$2,331,293	$(132,872)	$2,198,421	$2,280,227	$(100,231)	$2,179,996	0.8

Statements Follow

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 28, 2018	January 29, 2017	% Change
NET SALES
Grocery Products	$613,870	$610,374	0.6
Refrigerated Foods	1,176,456	1,123,039	4.8
Jennie-O Turkey Store	390,648	420,989	(7.2)
International & Other	150,319	125,825	19.5
Total	$2,331,293	$2,280,227	2.2

OPERATING PROFIT
Grocery Products	$99,977	$92,376	8.2
Refrigerated Foods	142,949	173,808	(17.8)
Jennie-O Turkey Store	49,874	68,180	(26.8)
International & Other	24,655	25,463	(3.2)
Total segment operating profit	317,455	359,827	(11.8)
Net interest and investment expense (income)	1,423	577	146.6
General corporate expense	10,971	4,621	137.4
Less: Noncontrolling interest	104	156	(33.3)
Earnings Before Income Taxes	$305,165	$354,785	(14.0)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended
	January 28, 2018	January 29, 2017
Net sales	$2,331,293	$2,280,227
Cost of products sold	1,829,114	1,727,947
GROSS PROFIT	502,179	552,280
Selling, general and administrative	219,122	210,217
Equity in earnings of affiliates	23,531	13,299
OPERATING INCOME	306,588	355,362
Other income & expenses:
Interest & investment income	3,306	2,449
Interest expense	(4,729)	(3,026)
EARNINGS BEFORE INCOME TAXES	305,165	354,785
Provision for income taxes	1,954	119,482
(effective tax rate)	0.64%	33.68%
NET EARNINGS	303,211	235,303
Less: net earnings attributable to noncontrolling interest	104	156
NET EARNINGS ATTRIBUTABLE TO HORMEL
FOODS CORPORATION	$303,107	$235,147

NET EARNINGS PER SHARE
Basic	$0.57	$0.44
Diluted	$0.56	$0.44

WEIGHTED AVG. SHARES OUTSTANDING
Basic	529,453	528,585
Diluted	543,482	540,064

DIVIDENDS DECLARED PER SHARE	$0.1875	$0.1700

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	January 28, 2018	October 29, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$385,775	$444,122
Accounts receivable	569,099	618,351
Inventories	973,221	921,022
Income taxes receivable	176	22,346
Prepaid expenses	15,581	16,144
Other current assets	4,417	4,538
TOTAL CURRENT ASSETS	1,948,269	2,026,523
INTANGIBLES	3,980,785	3,146,827
OTHER ASSETS	636,728	599,307
PROPERTY, PLANT & EQUIPMENT, NET	1,293,066	1,203,251
TOTAL ASSETS	$7,858,848	$6,975,908

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES
Short-term debt	$255,000	$—
Current liabilities excluding debt	1,068,514	1,058,212
TOTAL CURRENT LIABILITIES	1,323,514	1,058,212
LONG-TERM DEBT – LESS CURRENT MATURITIES	624,726	250,000
DEFERRED INCOME TAXES	114,688	98,410
OTHER LONG-TERM LIABILITIES	640,546	629,589
SHAREHOLDERS’ INVESTMENT	5,155,374	4,939,697
TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$7,858,848	$6,975,908

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 28, 2018	January 29, 2017
OPERATING ACTIVITIES
Net earnings	$303,211	$235,303
Depreciation and amortization of intangibles	39,123	31,319
Decrease (increase) in working capital	58,879	(77,043)
Other	(97,036)	5,670
NET CASH PROVIDED BY OPERATING ACTIVITIES	304,177	195,249

INVESTING ACTIVITIES
Proceeds from sale of business	—	135,944
Acquisitions of businesses/intangibles	(858,102)	—
Net purchases of property/equipment	(52,943)	(33,969)
Decrease in investments, equity in affiliates, and other assets	5,746	3,596
NET CASH USED IN (PROVIDED BY) INVESTING ACTIVITIES	(905,299)	105,571

FINANCING ACTIVITIES
Net proceeds (payments) from short-term debt	255,000	—
Net proceeds (payments) from long-term debt	374,726	—
Dividends paid on common stock	(89,814)	(76,629)
Share repurchase	(25,199)	(30,588)
Other	23,455	7,398
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	538,168	(99,819)
Effect of exchange rate changes on cash	4,607	(6,323)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(58,347)	194,678
Cash and cash equivalents at beginning of year	444,122	415,143
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$385,775	$609,821